FOR IMMEDIATE RELEASE:     JULY 15, 1996
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CONTACT:  LEE FELDMAN, V.P. & GENERAL COUNSEL, PRINS RECYCLING CORP.,
            TEL: (201)886-1600
          HAL LEVINE/MARTY COHEN THE LEVINE GROUP, TEL:  (212) 682-8875

     Fort Lee, New Jersey -- Prins Recycling Corp. (NASDAQ:PRNS) and its subsidiaries announced today that they have filed for protection from their creditors under Chapter 11 of the Federal Bankruptcy Code.

     The Bankruptcy Court has scheduled a hearing for July 16 to consider the Company's request for debtor in possession financing. The Company has reached an agreement with Midlantic Bank, N.A., a subsidiary of PNC Bank, to provide such financing subject to approval of the Bankruptcy Court.

     Commenting on the Chapter 11 filing, Fred L. Prins, Chief Executive Officer, said "End-market prices for the recyclable commodities which the Company processes and sells demonstrated a precipitous decline in the fourth quarter of 1995 and these prices have remained at such low levels. As a result of this, we have been forced to seek this protection from our creditors. We will now attempt to reorganize our operations in an effort to minimize our exposure to commodity price fluctuations."

     Prins Recycling Corp. is a recycling firm with processing facilities located in Illinois, Maryland, Massachusetts, Pennsylvania and New Jersey.